Exhibit 99.2(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated June 28, 2024, relating to the financial statements and financial highlights of Peachtree Alternative Strategies Fund, for the year ended April 30, 2024, and to the references to our firm under the headings “Financial Highlights” and “Other Information” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

August 27, 2024

C O H E N & C O M P A N Y , L T D.

800.229.1099 | 866.818.4538 fax |

Registered with the Public Company Accounting Oversight Board